Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports Fourth Quarter Earnings

MOCKSVILLE, NORTH CAROLINA, January 25, 2007—Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three and twelve months ended December 31, 2006.

For the three month period ended December 31, 2006, the Company reported net income of $681,000, as compared to $694,000 in the fourth quarter of 2005. Diluted earnings per share were $.17 for the fourth quarter compared to $.18 per diluted share for the same period in 2005.

For the year ended December 31, 2006, the Company reported net income of $3,474,000 or $.88 per diluted share compared to $2,333,000 or $.59 per diluted share for the same period in 2005. The 2006 year to date amount includes a one time gain on the sale of our Carthage, NC branch that was consummated in the third quarter of 2006. Excluding the after-tax effect of the one time gain, 2006 net income was virtually unchanged from the 2005 amount and diluted earnings per share would have been unchanged year over year.

For the year ended 2006, net interest income increased $2,512,000 or 20.7% due primarily to growth in earning assets. However, the Bank’s net interest margin declined slightly to 3.78% during the period. Non-interest income for 2006 grew $278,000 or 20.7% exclusive of the one time gain. Offsetting these increases, non-interest expense rose $2,680,000 or 30.3% year over year. Primary factors that contributed to this increase were expenses related to personnel, data processing, marketing, other real estate write-downs and the formation of a holding company.

Total assets at December 31, 2006 amounted to $454.6 million, an increase of 16.5% when compared to the prior year end amount of $390.2 million. Net loans increased 18.3% over the prior year to $350.8 million while deposits grew to $382.7 million, a 17.2% increase over the prior year. The allowance for loan losses was 1.05% of total loans as of December 31, 2006 and net year to date charge-offs were 0.23% of average loans outstanding.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Harrisburg, King, Landis, and Lexington. Common stock of the company is traded on the NASDAQ Capital Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands)

	December 31,
	2006	2005*
	Unaudited
Assets
Cash and Due from Banks	$5,626	$5,035
Interest-Bearing Deposits in Banks	7,777	120
Federal Funds Sold	6,449	17,000
Securities Available for Sale	55,677	47,379

Loans	354,555	299,927
Less, Allowance for Loan Losses	(3,732)	(3,315)

Total Loans, Net	350,823	296,612
Properties and Equipment	11,142	9,960
Other Assets	17,084	14,081

Total Assets	$454,578	$390,187

Liabilities

Non-interest Bearing Demand Deposits	$26,317	$26,131
Interest Bearing Demand Deposits	67,214	59,521
Savings Deposits	10,021	11,101
Time Deposits	279,169	229,887

Total Deposits	382,721	326,640

Borrowings	31,000	27,400
Other Liabilities	3,143	1,496

Total Liabilities	416,864	355,536

Shareholders’ Equity
Common Stock, Par Value $5 Per Share: Authorized 15,000,000 Shares; Issued 3,826,792 Shares in 2006 and 3,825,192 Shares in 2005	19,134	19,126
Additional Paid-In Capital	11,444	11,419
Retained Earnings	7,293	4,583
Accumulated Other Comprehensive Loss	(157)	(477)

Total Shareholders’ Equity	37,714	34,651

Total Liabilities and Shareholders’ Equity	$454,578	$390,187

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005*
	Unaudited		Unaudited
Interest Income
Interest and Fees on Loans	$7,265	$5,574	$26,672	$18,892
Interest on Securities	586	434	2,184	1,498
Fed Funds Sold	105	55	398	150
Deposits in Other Banks	8	3	22	16

Total Interest Income	7,964	6,066	29,276	20,556

Interest Expense
Deposits	4,067	2,393	13,343	7,434
Borrowed Funds	292	284	1,270	971

Total Interest Expense	4,359	2,677	14,613	8,405

Net Interest Income	3,605	3,389	14,663	12,151
Provision for Loan Losses	182	272	1,157	1,120

Net Interest Income After Provision for Loan Losses	3,423	3,117	13,506	11,031

Other Income
Customer Service Fees	234	239	947	847
Mortgage Loan Broker Fees	42	60	177	196
Increase in CSV of Life Insurance	64	51	215	203
Gain on sale of branch	—	—	1,755	—
Other Income	104	28	280	95

Total Other Income	444	378	3,374	1,341

Noninterest Expense
Salaries and Benefits	1,540	1,331	6,130	4,844
Occupancy and Equipment	383	313	1,412	1,222
Other Noninterest Expense	928	797	3,970	2,766

Total Noninterest Expense	2,851	2,441	11,512	8,832

Income Before Income Taxes	1,016	1,054	5,368	3,540
Income Taxes	335	360	1,894	1,207

Net Income	$681	$694	$3,474	$2,333

Earnings Per Share (1)
Basic	$0.18	$0.18	$0.91	$0.61
Diluted	$0.17	$0.18	$0.88	$0.59

Weighted Average Shares Outstanding (1)
Basic	3,825,644	3,810,202	3,825,343	3,799,565
Diluted	3,958,578	3,961,740	3,963,358	3,950,842

(1)	Share and per share data reflect a 6-for-5 stock split effected October 28, 2005.
*	Derived from audited financial statements

Bank of the Carolinas Corporation

Performance Ratios

	Twelve Months Ended December 31
	2006	2005	Change*
Financial Ratios
Return On Average Assets	0.84%	0.69%	15	BP
Return On Average Shareholders’ Equity	9.57%	6.86%	271
Net Interest Margin	3.78%	3.84%	(6)

Asset Quality Ratios
Net-chargeoffs to Average Loans	0.23%	0.11%	12	BP
Nonperforming Loans To Total Loans	1.31%	0.67%	64
Nonperforming Assets To Total Assets	1.25%	1.08%	17
Allowance For Loan Losses To Total Loans	1.05%	1.11%	(6)

*	BP denotes basis points.